EXHIBIT 5.1

                     [LETTERHEAD OF MAPLES AND CALDER]


                                                                Effective Date
                                                           13th February, 1998



ACE Limited
The ACE Building
30 Woodbourne Avenue
Hamilton HM 08
Bermuda

Dear Sirs,

Re: ACE Limited (the "Company") - Form S-8 Registration Statement 1996 Replacement Option Plan (the "Plan")
         -------------------------------------------------------------

You have asked us to render this opinion in our capacity as your counsel as to Cayman Islands law in connection with the registration pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") of 93,088 of the Company's Ordinary Shares, par value US$0.125 per share (the "Ordinary Shares") to be issued pursuant to the exercise of options issued by the Company pursuant to the Plan which was adopted by the Board of Directors of the Company in order to award replacement options in satisfaction of the Company's obligations under Section 5.11 of the Agreement and Plan of Amalgamation, dated as of March 14th, 1996, as amended (the "Amalgamation Agreement") between the Company, TRCL Acquisition Limited and Tempest Reinsurance Company Limited.

We have reviewed the Company's Memorandum and Articles of Association (as amended). We have relied in giving this opinion on certifications from the Company's Officers.

We assume that all subscription monies due in respect of shares issued by the Company have been or will be duly received by the Company. We further assume that all Ordinary Shares to be newly issued pursuant to the exercise of options issued by the Company in accordance with the Plan have been reserved for issuance and that there are no intervening changes in the Plan, the Company's Memorandum and Articles of Association, the laws of the Cayman Islands or any other relevant matter.






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To:  ACE Limited                                       13th February, 1998
-Opinion                                                            Page 2

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On the basis of the foregoing, we would advise as follows:

1. The Company's authorised capital includes 100,000,000 Ordinary Shares of US$0.125 each, 3,334,697 Callable Preferred Shares of US$1.00 each and 10,000,000 "Other Shares" of US$1.00 each.

2. The Company has sufficient authorised share capital to issue the 93,088 Ordinary Shares and the issue thereof is within the power of the Company's Board of Directors.

3. The Ordinary Shares to be issued in accordance with the Plan have been duly authorised and when issued and registered in the Company's Share Register in accordance with the provisions of the Plan will be legally and validly issued.

4. On the basis that the contractual subscription price (being not less than the par value) of the Ordinary Shares is fully paid in cash or other consideration approved by the Board of Directors or a duly established Committee thereof, such Ordinary Shares issued or to be issued may properly be credited as fully paid under Cayman Islands law.

5. Fully paid shares are not subject to further calls or assessments by the Company.

6. The Company has been incorporated as an exempted company under the Companies Law of the Cayman Islands and the liability of its shareholders is limited to the amount, if any, unpaid on their shares (See Clause 5 of the Memorandum of Association). On the basis that all such shares are fully paid, there is no rule of Cayman Islands law that would impose any further liability on persons holding shares in the Company merely by reason of such shareholding.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Yours faithfully,

                                                     /s/ MAPLES AND CALDER

                                                     Maples and Calder